Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2022 relating to the consolidated financial statements of Allbirds, Inc., appearing in the Annual Report on Form 10-K of Allbirds, Inc. for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California
March 28, 2022